Exhibit 21.1

Name	Jurisdiction of Incorporation
Restoration Hardware, Inc.	Delaware
Hierarchy, LLC	Delaware
RH Yountville, Inc.	Delaware
RH Hickory, LLC	Delaware
RH US, LLC	Delaware
RHM, LLC	Delaware
RH Operations, Inc.	Delaware
RH F&B Operations, Inc.	Delaware
RH F&B Operations Canada, Inc.	British Columbia, Canada
Restoration Hardware Canada, Inc.	British Columbia, Canada
Restoration Hardware International Limited	Hong Kong
Restoration Hardware Trading (Shanghai) Company Limited	People’s Republic of China
RHG Management, LLC	Maryland
The Michaels Furniture Company, Inc.	California
RH F&B Illinois, LLC	Illinois
FLDG, LLC	Delaware
RH CA Hospitality, LLC	California
RH Corte Madera F&B, LLC	California
RH Davidson F&B, LLC	Tennessee
RH F&B Florida, LLC	Florida
RH F&B Texas, LLC	Texas
RH F&B Colorado, LLC	Colorado
RH F&B California, LLC	California
RH F&B Minnesota, LLC	Minnesota
RH Nashville F&B, LLC	Tennessee
RH San Francisco F&B, LLC	California
RH F&B Tennessee, LLC	Tennessee
RH Tampa F&B, LLC	Florida
RH NY Hospitality, LLC	New York
RH NY Guesthouse F&B, LLC	New York
RH NY Guesthouse, LLC	New York
RH NY MP F&B, LLC	New York
RH Yountville F&B, LLC	California
WRRH Conover, LLC	Delaware
Design Investors WW Acquisition Company, LLC	Delaware
Waterworks Holdings, Inc.	Delaware
Waterworks IP Co., LLC	Delaware
Waterworks Operating Co., LLC	Delaware
Waterworks Operating Company UK Ltd	England/Wales
Luxury Bath for Less, LLC	Delaware